EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Potbelly Corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 11, 2020.

Dated: May 11, 2020	/s/ Bryant L. Keil
Bryant L. Keil

Dated: May 11, 2020	/s/ Neil Luthra
Neil Luthra

Dated: May 11, 2020	KGT Investments, LLC

	By:	/s/ Mahmood Khimji
	Name:	Mahmood Khimji
	Title:	Manager

Dated: May 11, 2020	Vann A. Avedisian Trust U/A 8/29/85

	By:	/s/ Vann A. Avedisian
Vann A. Avedisian, Trustee

Dated: May 11, 2020	Intrinsic Investment Holdings, LLC

	By:	/s/ Vann A. Avedisian
Vann A. Avedisian,
Managing Member

Dated: May 11, 2020	The Khimji Foundation

	By:	/s/ Mahmood Khimji
	Name:	Mahmood Khimji
	Title:	Trustee